                                                                   EXHIBIT 10.37


                                                   October 1, 1999

Mr. James M. Hensler
906 Black Oak Court
Gibsonia, PA   15044


          Re:      Employment Agreement

Dear Jim:

                  Inco Alloys International, Inc. d/b/a Huntington Alloys (the "Company"), a wholly owned subsidiary of Special Metals Corporation ("SMC"), desires to employ you on the terms set forth herein, and by your signature below you have indicated that you desire to be employed by the Company on the terms set forth herein. In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, the parties agree as follows:

         1. Duties. You shall serve as the Vice President, Manufacturing of the Company. You agree to devote your full business time, attention, best energies and abilities to the performance of any duties assigned to you by the Executive Vice President and Chief Operating Officer and/or Board of Directors of SMC. During the Employment Period (as defined below), your employment hereunder shall be exclusive, and you shall not be engaged in any other trade or business without the consent of the Company. You shall report to the Executive Vice President and Chief Operating Officer and Board of Directors of SMC.

         2. Term. The initial terms of employment with the Company shall be for the period commencing on October 18, 1999 (the "Commencement Date") and ending on the third anniversary of the Commencement Date (the "Employment Period"). The Employment Period shall be automatically extended for an additional period of one year, and upon each one year anniversary date thereafter, upon the terms and conditions set forth herein unless either party gives six (6) months prior written notice of his or its intention not to extend the Employment Period.

         3. Base Salary. Your base salary shall be at least One Hundred Sixty-five Thousand Dollars ($165,000) per annum. Your base salary shall be payable in periodic installments no less frequently than on a monthly basis. You shall be eligible for salary increases based on your performance periodically during the Employment Term. Salary reviews will be in accordance with the Company's salary review policy then applicable

         4. Incentive Compensation.

                  4.1 Cash Bonus. On March 31, 2000, you will be eligible to receive a cash bonus of $75,000, subject to your achievement of performance objectives that are reasonably consistent with the business objectives of the Company and as negotiated with the President. During your first thirty (30) days of employment, you and the President will set goals and times of achievement which cover a mutually agreed upon time schedule to result in the payment of this cash bonus. Your achievement of your performance objectives will be assessed by the President on or before March 31, 2000.

                  4.2 Incentive Compensation Plan. As of January 1, 2000, and for the remainder of your Employment Period, you will eligible to participate in, and be subject to, SMC's Guide to Incentive Compensation Program (as modified, amended or terminated from time to time) at the thirty-eight percent (38%) target level as defined in the applicable plan.

         5. Other Benefits

                  5.1 Stock Option Grant. During the Employment Period, you will be eligible to participate in SMC's Nonqualified Stock Option Agreement and Long-Term Stock Incentive Plan (collectively referred to herein as the "Stock Option Plan") as modified, amended or terminated from time to time. Upon the Commencement Date, you will receive a grant of fifteen thousand (15,000) shares, vesting one-third on each of the first three (3) anniversary dates of the Commencement Date, as described in the Stock Option Plan.

                  5.2 Employee Fringe Benefits. During the Employment Period, you will be eligible to participate in the standard employee fringe benefits plans, including, without limitation, pension, 401(k), medical, dental and life insurance and other fringe benefits, pursuant to their respective terms and conditions as they may be modified, amended or terminated from time to time.

                  5.3 Reimbursement of Business Expenses. The Company will, upon substantiation thereof, reimburse you for all reasonable expenses incurred by you in connection with the Company's business affairs. You must regularly submit to the Company's President a statement of these expenses and comply with such other accounting and reporting requirements that the Company may from time to time establish.

                  5.4 Vacation. You are entitled to four (4) weeks vacation per calendar year (pro rated for partial years).

                  5.5 Club Membership. The Company will reimburse you for one club membership pursuant to the terms of its applicable policy relating to same with the approval of the President in advance and with reimbursement at a level consistent with Company-established practice. The foregoing reimbursement arrangement may be modified by the Company from time to time.

         6. Termination.

                  6.1 By the Company. The Company may terminate your employment with the Company:

                           (a) at any time upon ninety (90) days advance written
notice for any reason other than for "Cause" (as defined below) or for no reason, subject to the requirement that the Company pay to you the amounts set forth in Subsection 6.3 hereof;

                           (b) at any time without notice for "Cause" (as
defined below);

                           (c) upon your death;

                           (d) in the event a disability prevents you from
rendering services to the Company consistent with your duties hereunder for a period of six (6) consecutive months; or

                           (e) by not extending the Employment Period.

                  6.2 By the Employee. You may terminate your employment with the Company:

                  (a) at any time upon ninety (90) days advance written notice;

                  (b) for "Good Reason," upon ninety (90) days advance written notice and the Company's failure to cure the "Good Reason" within the ninety
(90) day period. "Good Reason" is defined as (i) any material breach of this Agreement by the Company if such breach is not cured within 30 days after written notice thereof; or (ii) any material reduction in your authority or job responsibilities which results in lower salary or less responsibility than your assignment as Vice President, Manufacturing, other than a reduction for Cause; or

                  (c) by not extending the Employment Period.

                  6.3 Payments upon Termination.

                  (a) Upon termination of your employment pursuant to Subsection 6.1(a) or 6.2(b) hereof, the Company shall provide you with:

                           (i) severance pay at your base salary in effect as of the date of such termination, payable in accordance with the Company's normal payroll cycle until the end of the Employment Period or for one year after the date of termination, whichever is longer;

                           (ii) accelerated vesting of any incentive compensation, profit sharing and stock option benefits which have been earned or accrued by Employee as of the date of termination but are payable after the date of such termination, subject to the terms of the Company's or SMC's incentive compensation and profit sharing and stock option plans, provided, however, that you shall be entitled to only so much of the cash bonus described in Subsection 4.1 hereof for which your performance objectives are achieved, and further provided, however, that your right to exercise vested stock options shall be extended for a period of one (1) year following the termination, notwithstanding any contrary language in the plan documents; and

                           (iii) continued coverage under the Company's health insurance plan as in effect immediately prior to such termination, subject to the terms of such plan (including any required contribution by Employee), until the end of the Employment Period, or for one year after the date of termination, whichever is longer.

The payments specified in this Subsection 6.3(a) shall be in full satisfaction of any and all claims that you may have against the Company, SMC or any subsidiary or affiliate thereof and, as a condition to the making of such payments by the Company, you and the Company shall be required to execute mutual releases of claims arising from events or occurrences prior to the date of such termination if there is no disagreement about the payments that you are owed, provided, however, that any disagreement about the payments will be subject to arbitration as set forth in Subsection 11.6 of this Agreement.

                  (b) Upon termination of your employment by the Company pursuant to clauses (b), (c), (d) or (e) of Subsection 6.1, or by you pursuant to clauses (a) or (c) of Subsection 6.2, you or your estate, as the case may be, shall not be entitled to any compensation, severance, or any other benefits and/or payments hereunder, except for (i) base salary, bonus and profit sharing, stock options and pension benefits earned and vested as of the date of such termination, and (ii) the proceeds of all applicable life and disability insurance policies in the case of termination due to your death or disability, respectively.

                  (c) For purposes of this Agreement, "Cause" is defined as: (i) your willful neglect of your duties hereunder; (ii) conviction for, or entry of a pleading of guilty or nolo contendre by you with respect to a felony; (iii) material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations; (iv) theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material economic damage to the Company, SMC or any of their affiliates or subsidiaries; (v) repeated failure to perform the directives of the President and/or the Company's Board of Directors; or (vi) dependence or addiction to alcohol or use of drugs (except those legally prescribed by and administered pursuant to the directions of a practitioner licensed to do so under the laws of the state or county of licensure) which in the opinion of the President or the Company's Board of Directors interferes with your ability to perform your assigned duties and responsibilities. If you are terminated for Cause under subparagraphs (i), (v) or (vi), you will be entitled to thirty (30) days prior written notice and the opportunity to cure, and if, in the Company's sole discretion, you have not cured the Cause for your termination within that time, the Company shall have the right to declare your employment terminated.

         7. Relocation. You agree to move to the Huntington, West Virginia area as soon as practical, and you shall be entitled to the benefits of the Company's relocation policy.

         8. Non-Disclosure; Non-Competition; Non-Solicitation.

                  8.1 Proprietary Information.

                           (a) You agree that all information and know-how,
whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company, SMC or any subsidiary or affiliate of SMC (collectively, "Proprietary Information"), is and will be the exclusive property of the Company, SMC or such subsidiary or affiliate, as the case may be. By way of illustration, but not limitation, Proprietary Information includes manufacturing methods, processes or techniques; inventions; products; projects; developments; compositions; plans; research data; financial data; trade secrets; patents; personnel data; computer programs; designs; and client and supplier lists, whether or not copyrightable, trademarkable or licensable. You shall not disclose any Proprietary Information to others outside the Group (as defined below) or use the Proprietary Information for any unauthorized purposes without written approval by an officer of the Company, either during or after your employment, unless and until such Proprietary Information has become public knowledge without your fault. For purposes hereof, the "Group" shall mean the Company, SMC and any subsidiary or affiliate of SMC.

                           (b) You agree that all files, letters, memoranda,
reports, records, data, sketches, drawings, notebooks, notes, specifications, computer programs and electronic files, listings, or other written, photographic, or other tangible or electronic material containing Proprietary Information, whether created by you or others, which comes into your custody or possession, is the exclusive property of the Group, to be used by you only in the performance of your duties for the Company and will remain in the custody of the Company if for any reason you leave your employment with the Company and it will not be available to you after termination of your employment.

                           (c) You agree that your obligation not to disclose or
use information, know-how and records of the types set forth in paragraphs (a) and (b) above also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to you in the course of the Company's business.

                  8.2 Developments.

                           (a) You will make full and prompt disclosure to the
Company of all patents, inventions, improvements, ideas, concepts, approaches, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, patentable, trademarkable or licensable, which are created, made, conceived or reduced to practice by you or under your direction or jointly with others in connection with your employment by the Company and relating to clients or prospective clients of the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

                           (b) You agree to cooperate fully with the Company,
both during and after your employment with the Company, with respect to the procurement, maintenance and enforcement of patents, copyrights, licenses and trademarks (both in the United States and foreign countries) relating to Developments. To the extent that such cooperation requires the expenditure of any money, the Company will be responsible for the payment of any such money. If pursuant to this Section 8.2 you assist the Company subsequent to the termination of your employment with the Company, the Company will compensate you for your time at a rate to be mutually agreed upon. You will sign all papers, including, without limitation, copyright applications, trademark applications, patent applications, license applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interest in any Developments.

                  8.3 Non-Competition.

                           (a) During your Employment Period with the Company
and for an additional period equal to twelve (12) months after the end of the Employment Period or until the end of Payments upon Termination set forth in Subsection 6.3 hereof, whichever is longer, and regardless of the reason for the termination of your employment, you will not, without the Company's prior written approval, directly or indirectly:

                                    (i) hire any employee of the Group or
         recruit, solicit or induce, or attempt to induce, any employee or consultant of the Group to terminate his employment or consulting relationship with, or otherwise cease his relationship with, the Group;

                                    (ii) solicit, divert or take away, or
         attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Group which were contacted, solicited or served by the Group at any time during or prior to the term of this Agreement; or

                                    (iii) engage (whether for compensation or
         without compensation), directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, member, agent, independent contractor, consultant, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company), in the business of developing, producing, marketing or selling products or services in the high performance nickel alloy and superalloy industry throughout the world (a "Competitive Business"). Provided, however, that this restriction shall not preclude you from working in a multi-division Company which has a division that is a Competitive Business, so long as you are not engaged directly or indirectly with that division for the 12 month period described in this section and otherwise honor all of your obligations under Section 8 of this Agreement. You acknowledge and agree that your engagement (whether for compensation or without compensation), directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, member, agent, independent contractor, consultant, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company), with or for any Competitive Business shall be deemed to constitute engagement in a Competitive Business. You acknowledge and agree that the Group conducts business worldwide and that the Group's business, clients, customers, accounts or prospective business, customers or accounts are and/or could be worldwide.

                           (b) If any restriction set forth in this Subsection
8.3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas to which it may be enforceable.

                           (c) The restrictions contained in this Subsection 8.3
are necessary for the protection of the business and goodwill of the Group and are considered by you to be reasonable for this purpose, and you acknowledge that but for your agreement to comply with such restrictions the Company would not have entered into this Agreement. You agree that for purposes of this paragraph the services to be provided by you hereunder are special, unique and/or extraordinary and that any breach of this Subsection 8.3 will cause the Group substantial and irreparable damage and, therefore, in the event of any such breach, in addition to such other remedies which at law or in equity may be available, the Group will have the right to seek specific performance, injunctive relief and attorneys' fees, costs and disbursements to enforce its rights hereunder and without the necessity of posting any bond. The period of time during which the restrictions contained in Subsection 8.3 shall be in effect shall be extended by the length of time during which you are in breach of any such restrictions, as determined by any court of competent jurisdiction.

                  8.4 Survival of Obligations. The obligations of the Employee under Subsections 8.1, 8.2 and 8.3 will survive the termination of this Agreement.

         9. Notices.

                  All notices under this Agreement must be in writing and must be delivered by hand or by facsimile transmission or mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties as follows:

                  If to the Company:

                                    Inco Alloys International, Inc.
                                    3200 Riverside Drive
                                    Huntington, West Virginia  25705-1771
                                    Attention:  President

                  with a copy to (which shall not constitute notice):

                                    Special Metals Corporation
                                    4317 Middle Settlement Road
                                    New Hartford, New York  13413-5392
                                    Attention:  General Counsel

                  If to you:        To the address set forth on the first page
                                    of this Agreement,

or to such other address as is specified in a notice complying with this Section
9. Any such notice is deemed given on the date delivered by hand or facsimile transmission or three days after the date of mailing.

10. Other Agreements. You hereby represent that you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, except as disclosed to the Company. You further represent that your performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company.

         11. Miscellaneous.

                  11.1 Modification. This Agreement constitutes the entire Agreement between the parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. None of the Company's or SMC's employee handbooks, manuals, or policy statements shall explicitly or implicitly create any additional rights or obligations with respect to your employment except as otherwise explicitly provided herein. This Agreement may not be amended, modified or revised except by a writing signed by the parties.

                    11.2 Successors and Assigns. This Agreement is binding upon and inures to the benefit of both parties and their respective heirs, executors, trustees, administrators, successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although your obligations are personal and may be performed only by you.

                  11.3 Captions. Captions have been inserted in this Agreement solely for convenience of reference, and in no way define, limit or affect the scope or substance of any provision of this Agreement.

                  11.4 Severability. The provisions of this Agreement are severable, and invalidity of any provision does not affect the validity of any other provision. In the event that any court of competent jurisdiction determines that any provision of this Agreement or the application thereof is unenforceable because of its duration or scope, the parties agree that the court in making such determination will have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form is valid and enforceable to the full extent permitted by law.

                  11.5 Delays or Omissions. No delay or omission by the Company in exercising any right under this Agreement (including without limitation, any failure to strictly enforce any provision hereof) shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  11.6 Submission to Arbitration. Each party to this Agreement hereby irrevocably and unconditionally:

                           (a)(i) agrees that any controversy or claim arising
out of or relating to this Agreement or a breach of this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association ("AAA") in proceedings conducted by the AAA within the State of New York, (ii) consents and submits to the jurisdiction of such arbitration proceeding instituted by the other, (iii) agrees that the parties will owe equally all fees and expenses of the AAA (not including each party's own attorneys' fees and costs), subject to the right of the AAA to award such fees and costs to the prevailing party as part of any arbitration award; and (iv) the arbitration award shall be final and binding subject to enforcement in any other jurisdictions by suit on the judgment or in any other manner provided by law; and

                           (b)(i) waives any objection which it may now or
hereafter have to the laying of venue of any arbitration proceeding arising out of or relating to this Agreement brought as specified in Subsection 11.6(a),
(ii) waives any claim that any such proceeding has been brought in an inconvenient forum, and (iii) agrees not to plead or claim either of the foregoing.

                  11.7 Acknowledgment. You hereby acknowledge that you have read this Agreement carefully; you have been afforded sufficient time to understand the terms and effects of this Agreement; you have been given the opportunity to consult with counsel and in fact have been advised by counsel as to all terms and effects of this Agreement prior to executing this Agreement, or have knowingly, freely and voluntarily declined to do so; any ambiguity that might be alleged to exist herein shall not be construed against or in favor of any party hereto; you are voluntarily entering into and executing this Agreement; neither the Company nor its agents or representatives have made any representations inconsistent with the terms and effects of this Agreement; no promise, inducement, or agreement not expressed herein has been made to you; and you fully understand and voluntarily accept the terms and conditions of this Agreement.

                  11.8 Governing Law. This Agreement is to be interpreted and construed under and governed by the laws of State of New York.

                  If the foregoing is acceptable to you, please execute the duplicate original of this letter in the space provided below and return one fully executed original to me.








                                             Very truly yours,

                                             INCO ALLOYS INTERNATIONAL, INC.


                                             By: /s/   T. Grant John
                                                 ------------------------------
                                                     T. Grant John
                                                     President

ACCEPTED AND AGREED to this
3rd day of October, 1999

/s/  James M. Hensler
- ---------------------------
James M. Hensler